Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

May 19, 2023

The AZEK Company Inc.,

1330 W Fulton Street, Suite 350,

      Chicago, Illinois 60607.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 16,100,000 shares of Class A common stock, par value $0.001 per share (the “Securities”), of The AZEK Company Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that the Securities have been validly issued and are fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof, and its incorporation by reference into the Registration Statement relating to the Securities (File No. 333-271968), and to the reference to us under the heading “Validity of Class A Common Stock” in the prospectus supplement, dated May 16, 2023, relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP